EXHIBIT (A)(2)

From:			FOR IMMEDIATE RELEASE
CANTV
	Avenida Libertador	Contact:	Gregorio Tomassi, CFA
	Centro Nacional de Telecomunicaciones		CANTV Investor Relations
Caracas. Venezuela
011-58-212-500-1831
FAX: 011-58-212-500-1828
E-Mail: invest@cantv.com.ve

	April 12, 2007		The Global Consulting Group
646-284-9416 (US)
E-Mail: Idomville@hfgcg.com

BOARD OF DIRECTORS OF CANTV MAKES NO RECOMMENDATION

WITH RESPECT TO TENDER OFFERS BY THE BOLIVARIAN REPUBLIC OF VENEZUELA

Caracas, Venezuela (April 12, 2007) — Compañía Anónima de Teléfonos de Venezuela (CANTV) announced today that at a meeting of its Board of Directors (the “Board”) held on April 12, 2007, the Board considered the tender offers (the “Offers”) in the United States and Venezuela by the Government of the Bolivarian Republic of Venezuela (the “Purchaser”) to purchase any and all of the issued and outstanding shares of CANTV, and all shares underlying American Depositary Shares (“ADSs”), and unanimously determined not to take a position and to make no recommendation with respect to the Offers. In concluding that it is unable to take a position with respect to the Offers, the Board believes that it lacks sufficient information to evaluate the Offers in light of the unique circumstances of the Offers resulting from the stated plans of the Purchaser to nationalize the Company, the absence of tangible alternatives to the Offers, the limited ability of Class C shareholders to participate in the Offers, the uncertainties with respect to the future liquidity and market value of the ADSs and shares, and the inequality in the economic value of the price offered in each of the Offers, which results from the exchange control regime in Venezuela. The Board believes that each holder of ADSs and shares should make his or her own decision regarding participation in the Offers based on his or her own circumstances.

Additionally, the Board urges the Purchaser to resolve the inequality in the economic value of the price offered in each of the Offers.

The Company

Cantv, a Venezuelan corporation, is the leading Venezuelan telecommunications services provider with nearly 3.4 million switched fixed access lines in service, nearly 8.0 million mobile subscribers and nearly 467 thousand broadband subscribers as of December 31, 2006. The Company’s principal strategic stockholder is a wholly-owned subsidiary of Verizon Communications Inc. with 28.5% of the capital stock. Other major stockholders include the Venezuelan Government with 6.6% of the capital stock (Class B Shares), employees, retirees and employee trusts which own 6.2% (Class C Shares) and the remaining 58.7% of the capital stock is held by public and other stockholders.

Forward Looking Statements

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Actual results could differ materially from those predicted in such forward-looking statements. Factors which may cause actual results to differ materially from those discussed herein include the impact on Cantv’s business that may result from the Government’s planned nationalization of Cantv, economic considerations that could affect demand for telecommunications services and the ability of the Company to make collections, inflation, regulatory factors, exchange controls and occurrences in currency markets, competition, labor relations, legal proceedings and the risk factors set forth in the Company’s various filings with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 20-F. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof, and claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.